Agreement Number: 2003001

Cooperation Agreement on

“Online Library for Elementary and Secondary Schools in China”

of China Education Equipment Website

Party A:

Anhui Guoxun Education, Science and Technology Limited

Party B:

Today’s Teachers Technology and Culture Limited

1.

Objectives of Cooperation

In order to push forward the development of China Education Equipment Website and to jointly open up the education market of “Online Library for Elementary and Secondary Schools” (“China School Online Library”), the parties agreed on the following regarding “China School Online Library” of China Education Equipment Website.

2.

Project, Method and Conditions of Cooperation

2.1

Project of Cooperation

2.1.1

The project for cooperation is “China School Online Library” of China Education Equipment Website.

2.1.2

The website name for the project of “China School Online Library” of China Education Equipment Website is “China School Online Library”. Its official publicly registered domain name is “csoll.com”. The website’s actual name is the same as its website name. Its full registered name is: “China School Online Library”, simultaneously registered related domain names are: “Online Library”, “Education Library” and so on.

2.2

Method of Cooperation

2.2.1

Party A will invest in terms of the usage right of the brand name of “China Education Equipment Website” and its technical support.

2.2.2

Party B will invest in funding support and the operation of the website.

2.2.3

Party A will be responsible for providing technical support and guidance to the “China School Online Library” of China Education Equipment website; while Party B will have the plenary responsibility for the lone-term planning and construction, operation and management of the project.

2.3

Conditions of Cooperation

2.3.1

Party B will be the sole agreed legitimate operator of China Education Equipment Website in management advice, resource service, information provision and so on for China School Online Library, Party A shall not develop into cooperation relationship with a third party that has similar business or the same nature of projects or services.

2.3.2.

Party B will initially invest RMB500,000 yuan in the basic construction of the website. It will entrust Party A to provide technical construction plans and the actual construction itself. Details will be stipulated in supplement agreements.

2.3.3

The parties will enter into supplementary agreements on construction plans and job divisions during their cooperation on the “China School Online Library” of China Education Equipment Website.

2.3.4

Party A must use China Education Equipment Website seal when signing this agreement.

3.

Rights and Obligations of the Two Parties

3.1

Responsibilities and Obligations of Party A

3.1.1

Party A has the responsibility of ensuring its qualification as the owner of China Education Equipment Website, presenting Party B with relevant original documents, and photocopies bearing Party A’s seal and signature, ensuring its qualification of granting Party B the usage right.

3.1.2

During the course of the operation and business sales of the “China School Online Library” website, Party A has the obligation to ensure the legality of the usage right of the brand name of “China Education Equipment Website” and the workability of its technical services.

3.1.3

Party A has the obligation to provide relevant software, information, service and other shared resources needed by “China School Online Library” of China Education Equipment Website, and to ensure safe and normal operations (of Party B) as its associate member.

3.1.4

Party A should protect and safeguard the intellectual property of Party B’s website system.

3.1.5

In the event that China Education Instrument and Equipment Association plans to set up “China Education Publications Publishing and Distributing Specialized Commission” official website and electronic business website, Party A has the obligation to facilitate Party B’s “China School Online Library” website to become its official website and its sole electronic business website.

3.1.6

In Party A’s operations, in case it involves in business that relates largely to Party B, or conflicts with Party B, or has the potential to damage the economic interest of Party B or Party B’s clients, Party A should notify Party B and obtain Party B’s agreement beforehand. Otherwise, Party A shall take the consequences.

3.2

Rights of Party A

3.2.1

Party A has the right to oversee the legality of Party B’s operation of “China School Online Library” and its conformity to the standards as an associate member organization of “China Education Equipment Website”.

3.2.2

During the effective term of this Agreement, Party A has the right to share 20% profits of the project. Settlement term will be according to the financial year of the website operation.

3.3

Obligation of Party B

3.3.1

Party B shall observe the Membership Bylaws of China Education Equipment Website, which copyright page reads “The technical services of this website is provided by China Education Equipment Website”, and be willing to become an associate member organization of China Education Equipment Website.

3.3.2.

During the course of Party B’s operations of the Website, in the event that it involves in business that relates largely to Party A (China Education Equipment Website), or exceeds Party B’s business scope, or conflicts with Party A (China Education Equipment Website)’s business, or potentially harmful to the economic interest of Party A (China Education Equipment Website) or Party A’s clients, Party B should notify Party A and obtain Party A’s agreement beforehand, otherwise, Party B shall take the consequences.

3.3.3

The business activities that Party B’s website engages in should abide China’s laws and regulations. Party B shall take all political and economic responsibilities for the website’s operation activities.

3.3.4

Party B shall protect the intellectual rights of Party A’s relevant software.

3.4

Rights of Party B

3.4.1

Party B has the right to undertake and operate “China School Online Library” of China Education Equipment Website.

3.4.2

Party B owns the property right, intellectual property right of the projects that are equipped at Party A’s suggestion, or purchased, carried out by Party A on behalf of Party B through Party B’s approval.

3.4.3

The contents, logo and pages of the website are owned by Party B, the intellectual property right of the web-page website system belongs to Party B. Party B owns the permanent right to use and revise the website’s backstage functional software, including the website’s backstage functional software that Party A developed for Party B.

4.

Responsibility of Breaking Agreement

4.1

During the effective term of this agreement, if Party A breaks the agreement, Party B has the right to terminate the agreement, Party A will be responsible for compensating Party B three times of its total investment in the project; if Party B breaks the agreement, Party A has the right to terminate the agreement, and to cancel the usage right of “China Education Equipment website” and cease its technical support, and simultaneously cancel Party B’s qualification as an associate member of China Education Equipment Website.

4.2.

During the effective term of this agreement, if either of the two parties breaks the agreement, in case that any part of it is not covered by the Chinese publicized laws, international laws and practice should be applied.

4.3

Party A must protect Party A’s technical and commercial secrets, Party A shall not transform the website resources provided by Party B and sell them in other forms. Party A shall not transfer its cooperation project with Party B to a third party. If the above-mentioned conducts are discovered, Party B will immediately terminate its cooperation with Party A, and investigate and affix Party A’s legal responsibilities for Party B‘s the reputation and economic losses.

5.

Force Majeure

5.1

In case either Party A or Party B can not carry out its obligations in the agreements due to Force Majeure, it should inform the other party in writing in a timely fashion of the reason for not being able to partly or fully carry out its obligations. After verification by relevant authorities, the party maybe allowed to delay its obligations, to carry out it obligations partly, or not to carry out its obligations at all. Furthermore, consultations can be held based on actual situations, the party may be partly or fully exempt from its responsibilities for breaking the agreement.

5.2

“Force Majeure (factor)” is an incident that at the time of signing this agreement, a party can not foresee, or even if it could foresee, it can not control or avoid, it results in the party’s failure to carry out its obligations in this agreement and or any sub-agreements attached to it. Force Majeure situations include, but not limited to: government or public authority’s prohibition or decree, insurrection, war, hostile activity, public riots, strike, failure of transportation or other facilities, epidemics, fire, earthquake or other natural disasters.

6.

Term of the Agreement

This agreement will be in force for five years from the date it is signed by the representatives of and put on official seals by both parties. When the term matures, both parties will discuss and make new cooperation agreement based on the operation status of the website. However, credit and debt situation remains effective.

7.

Agreed Item

In case dispute occurs in this agreement, both parties should solve it timely, in case discussion fails, parties can file law suits with People’s Courts.

This agreement comes into four sets, two for each party, for any uncovered matter, both parties should discuss together and make supplement agreement. Supplement agreement has the same effect as this agreement.

Party A

(seal)

Anhui Guoxun Education, Science and Technology Limited

Representative

Date:

August 11, 2003

China Education Equipment Website

Representative

Date:

August 11, 2003

Party B:

(seal)

Today’s Teachers Technology and Culture Limited

Representative

Date:

August 11, 2003